Exhibit 10.29

PERSONAL & CONFIDENTIAL
WITHOUT PREJUDICE
DELIVERED BY E-MAIL

October 30, 2006

Lynn Kirkpatrick

Houston, Texas

Dear Lynn:

        I am pleased to offer you the position of Chief Scientific Officer at Biomira Inc. Your base of operations will be either Tucson, Arizona or Houston, Texas. This offer of employment is contingent upon and effective as of the successful closing of the Acquisition of ProIX Pharmaceuticals Corporation ("ProIX") by Biomira Inc. ("Biomira" or the "Company") (the date of such closing the "Effective Date").

        The following confirms our offer:

  1.
  Salary: Your salary will be US$ 250,000 per annum and will be reviewed annually. Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

  2.
  Stock Options: You are eligible to participate in the Biomira's non-qualified Stock Option Plan. The plan is governed by the "Biomira Inc. Amended and Restated Share Option Plan" (the "Option Plan") and the terms of this document will govern. A total of 75,000 optioned shares of the Company will be granted at the first Board of Directors meeting following your acceptance of this offer.

    The options will vest in accordance with the schedule set forth in the Company's standard stock option agreement which is 1/4per year over 4 years, and will expire 8 years after issue.

    In the event (a) of a "change of control" as defined in "Exhibit A" of the Option Plan, (b) the Company terminates you without Cause (as defined below), or (c) you resign from the Company for Good Reason (as defined below), (each of a, b and c a "Triggering Event") the following will apply with respect to options:

      •
      If a Triggering Event happens prior to October 30, 2007, any unvested options up to 1/2 of the initial grant will vest immediately;

      •
      If a Triggering Event happens after October 30, 2007, any unvested options will vest immediately.

  3.
  Variable Pay: You will be eligible for variable pay at the 40% (forty percent) Target level. The Variable Pay plan is governed by the "Biomira Inc. (Canada) Employee Incentive Program" (the "Bonus Program") document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year in accordance with the terms of the Bonus Program.

  4.
  Severance: In the event your employment is terminated for reasons other than "Cause" (as defined below) within 2 (two) years of the Effective Date, severance will apply.

    Severance will consist of a lump sum payment of equivalent to 2 (two) years of base pay less any base pay paid to the termination date, less required withholding, and will be paid to you upon your execution of a release, in a form reasonably acceptable to the Company.

    "Cause" for the purpose of this agreement shall mean (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a material gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

  5.
  Non-Compete: If you choose to leave the Company's service without Good Reason or you are terminated for "Cause", you will not, without first having obtained the prior written consent of the Company, either solely or in partnership, or jointly in conjunction with any person or persons, firm, association, syndicate or corporation, whether as principal, agent, shareholder, employee or in any manner whatsoever, carry on, be engaged in, employed, concerned with or interested in any business, employment, activity, operation or position whatsoever similar to the present position occupied by you, or at any time carried on by the Company during your employment with the Company, with a direct competitor of the Company for a period of two (2) years from the date of severance (the "Non-Compete Period"). For purposes of this Agreement, (i) direct competitors means companies (other than major pharmaceutical companies) researching, developing, or selling small molecule therapeutic products directly competitive with a platform or product of Company, ProIX or its affiliates, and (ii) "Good Reason" means (a) a material change in your duties or position without your consent, (b) the Company's material breach of any material provision of this Agreement, or (c) a requirement that you move your primary residence more than thirty (30) miles from Houston, Texas in order to perform your employment duties without your consent, provided that, it is understood and agreed that your duties as an employee of Biomira will require you to travel routinely to Tucson, Arizona and Biomira's headquarters in Canada and the requirement for such travel shall not be considered "Good Reason" hereunder.

  6.
  Non-Solicitation and Non-interference: During your period of employment with the Company and for two (2) years following the termination of your employment with the Company, you shall not, directly or indirectly, without the prior written consent of the Company, (i) solicit, encourage or take any other action which is intended to induce or encourage any employee, partner or customer of the Company to terminate his or her employment, partnership or customer relationship to the Company, or (ii) solicit for employment, hire or engage as an independent contractor any person who was employed by the Company at any time during your employment with the Company, provided that clause (ii) shall not apply to solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer.

  7.
  Vacation: We will provide an annual vacation of 4 (four) weeks.

  8.
  Employee Benefit Plan: As of the Effective Date, you will continue to be covered under ProlX's benefit plans. It is our intention to replace such ProIX benefit plans with our US benefit plan. The plan provides extended health care, dental, life insurance, accidental death & dismemberment, and long-term disability coverage. These plans are governed by various plan documents which are provided by the Company's benefits carrier.

  9.
  Retirement Savings Plan: You will become eligible for Biomira matching contributions into the company's 401(k) plan. Biomira will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.

  10.
  Confidentiality Agreement: To protect the company's proprietary interests, all of Biomira's employees are required to sign a Confidentiality Agreement as a condition of employment.

  11.
  Health and Safety: Biomira is vitally interested in the health and safety of all workers and is conducting its business in an environmentally responsible manner. Protection of employees from injury at the workplace and occupational disease, while ensuring that business is conducted in an environmentally responsible manner are continuing objectives. As part of our policy promoting the safety of our staff and the products they manufacture, as a condition of our employment and continued employment, you will be required to comply with all health assessment and medical testing relevant to your position.

  12.
  Debarment: As a condition of employment and to protect the company's interests, you hereby certify that you have not been debarred and are not subject to debarment under section 306 of the United States Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.

  13.
  Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.'s corporate policies.

  14.
  Severability & Breach: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

  15.
  Governing Law: This offer letter shall be governed and interpreted in accordance with the laws of the Province of Alberta.

  16.
  Commencement Date: Your start date will be effective upon the successful closing date of the acquisition of ProIX by Biomira.

We look forward to you joining our team at Biomira. To confirm acceptance, please sign below, retain a copy for your records, and return the original to me. If you have any questions, please do not hesitate to contact me.

Sincerely,

Irene Watson, MBA, CHRP Irene Watson, MBA, CHRP Director, Human Resources

Accepted this 30th day of Oct., 2006

Lynn Kirkpatrick Lynn Kirkpatrick